As filed with the Securities and Exchange Commission on June 10, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Surgery Partners, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-3620923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

340 Seven Springs Way, Suite 600 Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)
Surgery Partners, Inc. 2025 Omnibus Incentive Plan
(Full title of the plan)

Jennifer B. Baldock
Executive Vice President, Chief Administrative and Development Officer
Surgery Partners, Inc.
340 Seven Springs Way, Suite 600
Brentwood, Tennessee 37027
(Name and address of agent for service)
Telephone: (615) 234-5900
(Telephone number, including area code, of agent for service)

Copy to:
James H. Nixon III
Holland & Knight LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Telephone: (615) 244-6380

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
     If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I of this Form S-8 Registration Statement (this “Registration Statement”) will be sent or given to employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Commission allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The following documents, which have been filed by Surgery Partners, Inc. (the "Registrant") with the Commission, are incorporated in this Registration Statement by reference:
(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 7, 2025;
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 12, 2025;
(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2025, January 28, 2025 and June 6, 2025 (other than information furnished pursuant to Item 2.02 or Item 7.01 of the Current Report on Form 8-K, unless expressly stated otherwise therein); and
(d) The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 28, 2015 (File. No. 001-37576), including any amendments or reports filed for the purpose of updating such descriptions.
All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for this limitation of liability.
Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.
Section 145 gives a corporation the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145. The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.
The Registrant’s amended and restated bylaws provide that the Registrant must indemnify and hold harmless its directors, officers, employees and agents to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition; provided, that if and to the extent required by the DGCL, the advancement of expenses shall only be made upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.
The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements provide broader indemnity rights than those provided under the DGCL and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws. The indemnification agreements are not intended to deny or otherwise limit third party or derivative suits against the Registrant or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third party suit would be borne by the Registrant, and the Registrant would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Registrant’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.
Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves an unlawful payment of dividends or an unlawful purchase or redemption of stock, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or who dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such director has notice of the unlawful acts.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of Surgery Partners, Inc., dated October 30, 2017 (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed November 3, 2017).

4.2	Amended and Restated Bylaws of Surgery Partners, Inc., dated August 31, 2017 (incorporated herein by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K filed September 1, 2017).
5	Opinion of Holland & Knight LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Holland & Knight LLP (included in Exhibit 5).
24	Power of Attorney (included on signature page).
99	Surgery Partners, Inc. 2025 Omnibus Incentive Plan (incorporated herein by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed April 24, 2025).
107	Filing Fee Table.

Item 9.	Undertakings.
(a)The undersigned registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on June 10, 2025.

SURGERY PARTNERS, INC.

By:	/s/ J. Eric Evans
	Name:	J. Eric Evans
	Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. Eric Evans and Jennifer B. Baldock and each of them individually, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE
June 10, 2025
/s/ J. Eric Evans	Chief Executive Officer, Director (Principal Executive Officer)
J. Eric Evans
June 10, 2025
/s/ David T. Doherty	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
David T. Doherty
June 10, 2025
/s/ Wayne S. DeVeydt	Executive Chairman, Director
Wayne S. DeVeydt
June 10, 2025
/s/ T. Devin O’Reilly	Director
T. Devin O’Reilly
June 10, 2025
/s/ Teresa DeLuca, M.D.	Director
Teresa DeLuca, M.D.
June 10, 2025
/s/ John A. Deane	Director
John A. Deane
June 10, 2025
/s/ Brent Turner	Director
Brent Turner
June 10, 2025
/s/ Andrew T. Kaplan	Director
Andrew T. Kaplan
June 10, 2025
/s/ Clifford G. Adlerz	Director
Clifford G. Adlerz

June 10, 2025
/s/ Blair E. Hendrix	Director
Blair E. Hendrix
June 10, 2025
/s/ Patricia A. Maryland, Dr.PH	Director
Patricia A. Maryland, Dr.PH
June 10, 2025
/s/ Laura L. Forese	Director
Laura L. Forese